Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust, Inc. to Acquire American Realty Capital Healthcare Trust III, Inc. Portfolio for Approximately $120 Million

In an All-cash Transaction Valued at $120 million, HTI Executes on its Capital Deployment Initiative While Diversifying its Portfolio and Positioning the Company for Future Growth

New York, New York, June 19, 2017 – Healthcare Trust, Inc. (the “Company”) announced today that the special committee of the board of directors unanimously approved the acquisition of substantially all of the assets of American Realty Capital Healthcare Trust III, Inc. (“HT III”) for approximately $120 million.

The special committee of the Company’s board of directors, which consists solely of the independent members of the board of directors, was formed to review strategic alternatives and address potential conflicts of interest in the proposed transaction and has approved the transaction.

Leslie D. Michelson, Non-Executive Chairman of the Board of Director of the Company explained, "We are excited about HTI’s acquisition of assets from HT III, which represents a positive step in the evolution of our company in line with our plans for the deployment of additional capital. This accretive acquisition enhances HTI’s portfolio through increased occupancy, a broadened base of tenants and operators, further geographic diversification, and the addition of more medical office buildings and private pay assets.  We believe this transaction will help us create greater shareholder value, improve our leverage profile and increase our distribution coverage.”

Strategic and Financial Benefits of the Transaction

•	Enhances Company’s Portfolio: Improves size, scale, and diversification of the Company’s portfolio.

o	Increases overall portfolio occupancy

o	Broadens tenant/operator base with additional investment grade tenants

o	Expands geographic diversification of the portfolio

o	Provides greater private pay-focused asset base

•	Improves Leverage Profile: Unencumbered asset pool lowers Company’s leverage.

•	Accretive Transaction: We believe the acquisition will be accretive and improve distribution coverage for Company shareholders.

•	Acquiring Primarily Medical Office Building (MOB) portfolio: Increases exposure to MOB assets.

•	Executes 2017 Growth Initiatives: Deploys additional capital into the healthcare sector, particularly medical office and seniors housing.

•	Supports Future Growth: Combined $2.47 billion portfolio (based on the cost of investments) we believe, will result in increased access to the capital markets and, we believe, positions the Company for further growth.

•	Eliminates Perceived Management Conflicts: Company and HT III each are sponsored and advised by affiliates of AR Global Investments, LLC and have the same management team. Following the transaction, the management team will be solely focused on the Company. Eliminates need for an acquisition allocation agreement between the Company and HT III.

Terms of the Transaction and Timing

Under the terms of the agreement, HT III will sell substantially all of its assets to the Company for $120 million, less the principal balance of an outstanding mortgage loan on one of HT III’s properties that the Company will assume or HT III will repay at closing and associated costs. $6 million of this amount will be deposited into an escrow account at closing and will be released in installments following the closing date. The total amount payable at closing is subject to customary prorations and closing adjustments in accordance with the terms of the agreement.

The agreement provides that HT III will pay a termination fee of $3.6 million to the Company if HT III enters into a strategic transaction other than this transaction or if the HT III board of directors changes its recommendation regarding this transaction. HT III has agreed to reimburse up to $850,000 of certain of the Company’s transaction-related expenses in the event that the agreement is terminated because HT III’s stockholders do not approve the transaction.

Completion of the transaction is subject to the approval of HT III’s stockholders of the transaction and HT III’s plan of liquidation as well as satisfying customary closing conditions. The transaction is expected to close in the third or fourth quarter of 2017.

Financial Advisors

KeyBanc Capital Markets Inc. is serving as exclusive financial advisor to the Company’s special committee. Arnold & Porter Kaye Scholer LLP is serving as legal counsel to the Company’s special committee. SunTrust Robinson Humphrey, Inc. is serving as exclusive financial advisor to HT III’s special committee. Shapiro Sher Guinot & Sandler is serving as legal counsel to HT III’s special committee.

Proskauer Rose LLP is serving as outside legal counsel to both the Company and HT III.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the Company’s ability to complete the transactions, which are subject to conditions, on their current terms or at all; market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the Company; and other factors, many of which are beyond Company’s control, including other factors included in the Company’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 21, 2017, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Media Inquiries: Tim Cifelli, President, DDCworks, tcifelli@ddcworks.com, (484) 342-3600; or Todd Jensen, Interim Chief Executive Officer and President, (212) 415-6500.

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